EXHIBIT 99.1

NextMart Provides Update of Expected Fourth Quarter Financial Results

and Outlines Business Strategy for 2007-2008

New York, June 5, 2007 (PR NEWSWIRE) – NextMart, Inc. (OTC Bulletin Board: NXMR), an online trade media and merchant company today announced its preliminary estimates of its financial results for the fourth fiscal quarter ended March 31, 2007. Although the Company has not finalized its financial results for the quarter, revenues are estimated to be in the range of $1.8 million to $2.1 million and the Company expects to report a net loss on a GAAP basis.

The decrease in revenues over the prior quarter is primarily attributable to seasonal fluctuation and repositioning of the Company’s apparel business, as well as the discontinuation of the Company’s former beverage business in Wuhan, China. The Company’s expected loss is primarily due to the write-off of bad debts associated with the discontinuation of the beverage business, as well as the impairment of certain non-core assets and rationalization of certain business units begun in the third fiscal quarter. The Company expects to report a net loss lower than the $27 million net loss reported for the third fiscal quarter.

Dr. Bruno Wu, Chairman and Chief Executive Officer of NextMart, Inc. commented, “Although we are expecting a loss in Q4, particularly due to the discontinuation of our former beverage distribution business and divestment of non-core assets and business units, we have progressed with our restructuring efforts begun in the third fiscal quarter. We have enhanced our operating structure and rationalized our supporting assets to ensure they directly support our core transactional business in the area of women’s fashion.”

The Company’s restructuring milestones have included: (a) significant reduction of total overhead, consisting mainly of non-operating expenses; (b) further divestment of non-core assets that did not support the Company’s renewed focus on women’s fashion and apparel; (c) contract for the repurchase of 28.5 million company shares that will be cancelled, thereby reducing overall outstanding share count.

Dr. Bruno Wu continued, “We are working toward a smaller organizational structure centered around William’s Brand, our brand apparel and production management subsidiary. In fiscal 2008, we plan to build revenues by leveraging our core competency in online marketing, design, production and channel management in the area of women’s fashion and apparel. Our goal is to develop China’s largest online shopping community for wholesale distribution and retail shopping in this industry sector.”

Going forward the Company plans to pave the way for new revenues by streamlining all business development efforts of the women’s apparel business into two key areas: (1) Creating organic growth in its existing wholesale distribution/business-to-business (“B2B”) operations and (2) Creating new growth within the retail shopping/business-to-consumer (“B2C”) sector. Management expects the Company to return to operational profitability in fiscal 2008 and plans to issue financial guidance at a later stage once the Company progresses with its B2B and B2C growth initiatives.

In fiscal 2008, key initiatives for the wholesale distribution/B2B sector will be:

1

(1)  Adding B2B Clients. NextMart will attempt to sign up additional foreign brands and wholesalers for outsourced brand management and apparel design/production.

(2)  Providing B2B Technical Services. The Company plans to provide technical services (mainly virtual exhibition and e-commerce) to other e-commerce providers in exchange for transactional commissions on sales generated through their websites.

Key initiatives for creating growth in the retail shopping/B2C sector will be:

(1)  Building a Direct Sales & Marketing Platform. Online, the Company plans to develop a digital product catalog for distribution via the Company’s Credit 114 database and Her Village’s female consumer database. Offline, the Company will explore partnerships and/or acquisitions of direct mail-order catalog companies.

(2)  NextMart Private Labels. The Company plans to leverage its design, production and brand-building capabilities to launch its own private labels. These private labels will be sold through NextMart’s direct sales & marketing platform, allowing the Company to integrate its vertical operations and earn a higher return on sales.

(3)  NextPay Services. The Company plans to market its NextPay Services as the back-end payment system for its online wholesale distribution and retail shopping operations. NextPay will be offered primarily through fixed-line telephones. Eventually, it will also be offered through mobile phones by way of a national strategic partnership.

About NextMart Inc.

NextMart is an on-line trade media and merchant company that builds direct-buyer communities and services them with digital media offerings, on-line exhibitions and customer loyalty programs. NextMart also builds e-enabled distribution systems, transaction platforms and business communities in fast growing Chinese vertical markets, connecting buyers and sellers with a suite of turnkey digital media, e-commerce, and information management solutions. Companies leverage NextMart’s web-based business media communities to access vital industrial intelligence and forge trading relationships with suppliers and buyers that promote cost efficiencies and increased distribution reach. Learn more at http://corporate.nextmart.net.

Forward Looking Statements.

This press release includes statements that may constitute ‘forward-looking’ statements, usually containing the word ‘believe,’ ‘estimate,’ ‘project,’ ‘expect,’ ‘plan,’ ‘anticipate’ or similar expressions and include, but are not limited to, statements regarding future financial performance and business plans. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of NextMart’s product and services in the marketplace, competitive factors and changes in regulatory environments. These and other risks relating to NextMart’s business are set forth in NextMart’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission, and other reports filed from time to time with the Securities and Exchange Commission. By making these forward-looking statements, NextMart disclaims any obligation to update these statements for revisions or changes after the date of this release.